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                        [Letterhead of Rosenman & Colin]

July 31, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have acted as counsel to Phillips-Van Heusen Corporation (the 'Company'), a Delaware corporation, in connection with the Company's registration statement (the 'Registration Statement') on Form S-4 filed with the Securities and Exchange Commission on June 18, 1998 (Registration Number 333-57203) covering the issuance of $150,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2008 (the 'Notes') of the Company.

In rendering this opinion, we have examined (i) the Indenture between the Company and Union Bank of California, N.A., dated as of April 22, 1998, pursuant to which the Notes will be issued; (ii) the Notes; (iii) the Registration Statement; (iv) the Restated Certificate of Incorporation of the Company; (v) the Amended and Restated By-laws of the Company; (vi) resolutions of the Board of Directors of the Company, dated April 23, 1998, and (vii) such other documents, and made such inquiries as to questions of law, as we have deemed necessary.

Based upon the foregoing, it is our opinion that when (i) the Notes have been
(a) duly authenticated in accordance with the Indenture and (b) issued, exchanged and delivered in the manner and for the consideration stated in the Indenture, the final Prospectus included in the Registration Statement and the Letter of Transmittal, which have been, or forms of which have been, filed as part of, or as exhibits to, the Registration Statement; (ii) the Registration Statement has become effective under the Securities Act of 1933, and (iii) the Notes have been qualified as required under the laws of those jurisdictions in which they are to be issued and exchanged, the Notes will be legally issued, and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws, now or hereafter in effect, and equitable considerations of any court before which enforcement may be sought.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement, including the Prospectus

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constituting a part thereof, and any amendments or supplements thereto, under the caption 'Validity of the Exchange Notes.'

Very truly yours,

ROSENMAN & COLIN LLP

By:  /s/ Jayshree Parthasarathy
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                A Partner